UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Titan International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Titan International, Inc.
2701 Spruce Street  •  Quincy, Illinois 62301
___________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date  •  May 17, 2007

To Titan Stockholders:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Titan International, Inc., an Illinois corporation (“Titan” or the “Company”), to be held on Thursday, May 17, 2007, at 11:00 a.m. Eastern Time, at the Ritz-Carlton, Dearborn, 300 Town Center Drive, Dearborn, Michigan, 48126, to consider and act upon the following matters:

1)	To elect Edward J. Campbell and Maurice M. Taylor Jr. as directors to serve for three-year terms and until their successors are elected and qualified;

2)	To amend the Company’s Bylaws to increase the number of Board of Director positions of the Company to nine director positions from the seven director positions allowed under the current Bylaws;

3)	To elect J. Michael A. Akers as a director, contingent upon the approval of the amendment to the Company’s Bylaws, to serve for a three-year term and until a successor is elected and qualified;

4)	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2007; and

5)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders whose names appear of record at the Company’s close of business on March 20, 2007, are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof. With this proxy statement, a copy of Titan’s Annual Report including Form 10-K for year ended December 31, 2006, is enclosed for your information.

All stockholders are invited to attend the Annual Meeting. Stockholders can help the Company avoid unnecessary costs and delay by completing and promptly returning the enclosed proxy card. Alternatively, you may authorize a proxy by using telephone or Internet options as instructed on the proxy card. If you vote by telephone or Internet, you do not need to mail back your proxy card. The presence, in person or by properly executed proxy, of the majority of common stock outstanding on the record date is necessary to constitute a quorum at the Annual Meeting.

Annual Meeting Attendance: Please note that if you are attending the Annual Meeting, proof of Titan common stock ownership as of the record date must be presented, in addition to valid photo identification.

PLEASE VOTE
Every stockholder’s vote is important. Whether or not you intend to be present at the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the enclosed return envelope, which requires no postage if mailed in the United States. Telephone and Internet voting are also offered.

By Order of the Board of Directors,

/s/ CHERI T. HOLLEY
Quincy, Illinois	Cheri T. Holley
March 30, 2007	Secretary

TABLE OF CONTENTS

Notice of Annual Meeting of Stockholders	Cover
General Matters	1
Voting Procedures	1
Proposal #1 - Election of Mr. Campbell and Mr. Taylor as Directors	3
Proposal #2 - Amend the Bylaws to Increase the Number of Board of Director Positions	4
Proposal #3 - Election of Mr. Akers as a Director Contingent upon Amendment to Bylaws	4
Proposal #4 - Ratification of Independent Registered Public Accounting Firm	5
Other Business	5
Directors Continuing in Office	6
Compensation of Directors	7
Committees and Meetings of the Board of Directors	8
Audit and Other Fees	9
Compensation Discussion and Analysis	10
Compensation of Executive Officers	14
Report of the Audit Committee	17
Report of the Compensation Committee	18
Report of the Nominating/Corporate Governance Committee	19
Corporate Governance	20
Performance Comparison Graph	21
Security Ownership of Certain Beneficial Owners and Management	22
Section 16(a) Beneficial Ownership Reporting Compliance	23
Related Party Transactions	23
Stockholder Proposals	23
Householding Information	24
Cost of Proxy Solicitation	24
Appendix A - Proposed Amendment to Bylaws	A-1

Table of Contents

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TITAN INTERNATIONAL, INC.

Meeting Date • May 17, 2007

GENERAL MATTERS

This Proxy Statement is being furnished to the stockholders of Titan International, Inc. (“Titan” or the “Company”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 17, 2007, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment or postponement of that meeting. This Proxy Statement and accompanying form of proxy will be first mailed to stockholders on or about March 30, 2007. Although the Company’s Annual Report to Stockholders including Form 10-K for year ended December 31, 2006, is being mailed with the Proxy Statement, it is not part of the proxy soliciting material.

VOTING PROCEDURES

Qualifications
Holders of shares of common stock (the “Common Stock”) of the Company as of the close of business on March 20, 2007, (the “Record Date”) will be entitled to receive notice of and vote at the Annual Meeting. On the Record Date, 20,092,912 shares of Common Stock were outstanding. Holders of the Company’s Common Stock (the "Common Stockholders") are entitled to one vote per share of Common Stock they held of record on the Record Date on each matter that may properly come before the Annual Meeting.

Time and Place
The Annual Meeting of Stockholders of Titan International, Inc., an Illinois corporation, will be held on Thursday, May 17, 2007, at 11:00 a.m. Eastern Time, at the Ritz-Carlton, Dearborn, 300 Town Center Drive, Dearborn, Michigan, 48126. Annual Meeting Attendance: Please note that if you are attending the Annual Meeting, proof of Titan common stock ownership as of the record date must be presented, in addition to valid photo identification.

Voting by Proxy
Stockholders are asked to complete and promptly return the enclosed proxy card by mail or authorize a proxy by using telephone or internet options as instructed on the proxy card. If you vote by telephone or internet, you do not need to mail back your proxy card.

Proposals Requiring Vote
To consider and act upon the following matters of (i) Proposal #1, Election of Mr. Campbell and Mr. Taylor as Directors, (ii) Proposal #2, Amend the Company’s Bylaws to Increase the Number of Board of Director Positions, (iii) Proposal #3, Election of Mr. Akers as a Director Contingent on the Approval of the Amendment to the Company’s Bylaws, (iv) Proposal #4, Ratification of Independent Registered Public Accounting Firm, and (v) such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Board of Directors Recommendations
The Board of Directors unanimously recommend that you vote FOR all the following proposals: (i) Proposal #1, Election of Mr. Campbell and Mr. Taylor as Directors, (ii) Proposal #2, Amend Company Bylaws allowing for nine board of director positions from the seven director positions currently allowed, (iii) Proposal #3, Election of Mr. Akers as a Director Contingent on the Approval of the Amendment to the Company’s Bylaws, and (iv) Proposal #4, Ratification of Independent Registered Public Accounting Firm of PricewaterhouseCoopers LLP.

Quorum
Common Stockholders of record on the Record Date are entitled to cast their votes in person or by properly executed proxy at the Annual Meeting. The presence, in person or by properly executed proxy, of the Common Stockholders holding a majority of the Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. Abstentions and “broker non-votes” (in cases when a broker has delivered a proxy that does not have authority to vote on the proposal in question) are counted as present in determining whether or not there is a quorum. If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the Annual Meeting.

Procedures
All Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the Proposal #1, Proposal #2, Proposal #3, and Proposal #4, and persons designated as proxies will vote with their best judgment on such other business as may properly come before the Annual Meeting. The Board of Directors of the Company does not know of any matters that will come before the Annual Meeting other than those described in the Notice of Annual Meeting attached to this Proxy Statement.

Vote Required to Approve Proposals
Proposal #1 The votes of Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of Mr. Campbell and Mr. Taylor as directors.

Proposal #2 To amend company Bylaws to increase the number of Board of Director positions requires the affirmative vote of the Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

Proposal #3 To approve the election of Mr. Akers as a director contingent on the approval of the amendment to the Company Bylaws requires the affirmative vote of the Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

Proposal #4 Ratification of the selection of the independent registered public accounting firm requires the affirmative vote of the Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

Abstentions are counted in the number of shares present in person or represented by proxy for purposes of determining whether a proposal has been approved, and so are equivalent to votes against a proposal (other than the election of directors). Broker non-votes will have no impact on the outcome of any of the matters to be considered at the Annual Meeting.

Revoking a Proxy
Any proxy given pursuant to this solicitation may be revoked at any time before it is voted. Common Stockholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a duly executed revocation and proxy bearing a later date or by voting in person by written ballot at the Annual Meeting. Attendance at the Annual Meeting will not of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to: Cheri T. Holley, Secretary of Titan International, Inc., 2701 Spruce Street, Quincy, Illinois 62301.

Cost of Proxy Solicitation
The costs of solicitation of proxies will be borne by the Company. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of the Company’s Common Stock held of record by such persons, and will be reimbursed by the Company for reasonable expenses incurred therewith.

Vote Tabulation
The Company’s stock transfer agent, LaSalle Bank, N.A. will judge the voting and be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Annual Meeting.

Voting Results
Titan will announce preliminary voting results at the Annual Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2007 or in an earlier filed Form 8-K.

 ✓ PROPOSAL #1 - ELECTION OF EDWARD J. CAMPBELL AND MAURICE M. TAYLOR JR. AS CLASS I DIRECTORS

The Board of Directors recommends that stockholders vote FOR Edward J. Campbell and Maurice M. Taylor Jr. as Class I Director nominees standing for election to serve until the 2010 Annual Meeting.

The Company's Bylaws provide for three classes of directors of approximately equal numbers designated as Class I, Class II and Class III. Each director is elected for a three-year term and the term of each Class expires in a different year. With the exception of the Vice Chairman and Chief Executive Officer/Chairman (Mr. Billig and Mr. Taylor), all directors are independent as defined in the New York Stock Exchange listing standards. The Nominating/ Corporate Governance Committee recommended to the Board of Directors that Edward J. Campbell and Maurice M. Taylor Jr. stand for election as Class I directors to serve until the 2010 Annual Meeting. The Board has put forth the slate of nominees consisting of Edward J. Campbell and Maurice M. Taylor Jr. to stand for election at the 2007 Annual Meeting. Mr. Campbell and Mr. Taylor are each current directors of the Company. Each of the nominees has consented to serve as a director if elected.

In the unexpected event that a nominee for director is elected and becomes unable to serve before the Annual Meeting, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominees as may be appointed by the Company's existing Board of Directors, as recommended by the Nominating/Corporate Governance Committee. The following is a brief description of the business experience of each nominee for at least the past five years.

Edward J. Campbell - Mr. Campbell, now retired, was employed for 27 years by Tenneco. He spent 13 of those years as president of Newport News Shipbuilding Company and 14 years at J.I. Case, three of those (1992-94) as president. Mr. Campbell, who is 79 years old, became a director of the Company in 1995. Mr. Campbell meets the qualifications of a “financial expert” as defined by the Securities and Exchange Commission and has accounting or related management expertise as required by the New York Stock Exchange listing standards. Mr. Campbell serves on the following committees: Nominating/Corporate Governance (Chairman), Audit and Compensation.

Maurice M. Taylor Jr. - Mr. Taylor, who is 62 years old, is chief executive officer and chairman of the Company’s Board of Directors. Mr. Taylor has served as a director of Titan International, Inc. since 1990, when Titan was acquired in a management-led buyout by investors, including Mr. Taylor. Mr. Taylor is also a director and chairman of Titan Europe Plc.

 ✓  PROPOSAL #2 - AMEND THE COMPANY’S BYLAWS TO INCREASE  NUMBER OF BOARD OF DIRECTOR POSITIONS

The Board of Directors recommends that stockholders vote FOR amending the Company’s Bylaws to increase the number of board of director positions of the Company to nine director positions from the seven director positions allowed under the current Bylaws.

PROPOSED PROVISION (changes marked):

Section 3.2 - Number, Tenure and Qualifications. The number of directors which shall constitute the whole board shall be such number as the Board of Directors may determine from time to time but shall not be less than ~~three~~five (~~3~~5) nor more than ~~seven~~nine (~~7~~9). Directors need not be residents of Illinois or shareholders of the corporation. The term of office of each director shall be three (3) years, and as nearly as practicable, taking into account the increases or decreases in the number of directors constituting the Board of Directors, one-third of the Board of Directors shall be elected each year at the annual meeting. The three classes of directors are designated as Class I, Class II and Class III. ~~In order to implement the foregoing, the nominees for election at the 1994 Annual meeting shall be divided into three (3) classes (Class 1, Class 2 and Class 3) whose term shall expire on the date of the 1995, 1996 and 1997 Annual Meetings, respectively.~~ In the event of a change in the number of directors, the resolution effecting such change shall specify the years in which the terms of the directorships thereby created shall first expire.

 See Appendix A - Company’s amended Bylaws Provision.

 ✓  PROPOSAL #3 - ELECTION OF J. MICHAEL A. AKERS AS A CLASS I DIRECTOR, CONTINGENT UPON THE APPROVAL  OF THE AMENDMENT TO THE COMPANY’S BYLAWS

The Board of Directors recommends that stockholders vote FOR J. Michael A. Akers as an additional Class I Director nominee standing for election to serve until the 2010 Annual Meeting.

J. Michael A. Akers - Mr. Akers, who is 63 years old, is Chief Executive Officer of Titan Europe, Plc., a publicly traded company on the AIM market in London, England. Mr. Akers graduated as a mechanical engineer from the Engineering School of the University of Wales in Cardiff and later received an MBA from the University of Warwick. Mr. Akers had a career in automotive manufacturing first with British Leyland where he managed a number of factories in the Land Rover Group, before becoming director responsible for manufacturing of Triumph Cars in Coventry, England.

Mr. Akers began organizing the start-up of Titan’s European Operations in 1990 and became a member of the Company’s management team in 1995. Mr. Akers was appointed Vice President of the Company in 1999 and served in that role until April 2004 when Titan sold 70% of its European operations through a public offering on the AIM market in London, England. Mr. Akers led the IPO of Titan Europe Plc on the London AIM market in 2004 and has subsequently organized the further fundraising on the AIM market as part of the acquisition of ITM, one of the world’s largest manufacturers of undercarriage tracks. Mr. Akers is a member of the Advisory Board of Warwick Business School.

 ✓  PROPOSAL #4 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that stockholders vote FOR its selection of the independent registered public accounting firm, PricewaterhouseCoopers LLP, to audit the consolidated financial statements of the Company and its subsidiaries for 2007.

PricewaterhouseCoopers LLP has served the Company as independent registered public accounting firm during the year ended December 31, 2006, and has been selected by the Audit Committee to serve as the independent registered public accounting firm for the present year of 2007. If stockholders fail to ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will consider this fact when selecting an independent registered public accounting firm for the 2008 audit year. PricewaterhouseCoopers LLP has served the Company since 1983.

A representative from PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions of stockholders in attendance.

OTHER BUSINESS

The Board of Directors does not intend to present at the Annual Meeting any business other than the items stated in the “Notice of Annual Meeting of Stockholders” and does not know of any matters to be brought before the Annual Meeting other than those referred to above. If, however, any other matters properly come before the Annual Meeting requiring a stockholder vote, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

DIRECTORS CONTINUING IN OFFICE

Directors continuing in office as Class II Directors whose terms expire at the annual meeting in 2008, are listed below.

Richard M. Cashin Jr. - Mr. Cashin is managing partner of One Equity Partners LLC, which manages $4.5 billion of investments and commitments in direct private equity transactions for JP Morgan, where he is a member of the Executive Committee. Prior to that time, Mr. Cashin was president of Citicorp Venture Capital, Ltd., where he was employed from 1980 to 2000. Mr. Cashin is also a director of Quintiles Transnational and is a Trustee of Boys Club of New York, American University in Cairo, National Rowing Foundation (Chairman), Central Park Conservancy and Jazz at Lincoln Center. Mr. Cashin, who is 53 years old, became a director of the Company in 1994. Mr. Cashin serves on the Compensation Committee.

Albert J. Febbo - Mr. Febbo retired from GE after 30 years; 18 years in sales and marketing leadership roles in GE’s U.S. and Europe plastics business, and 12 years as a corporate officer leading the GE automotive and corporate marketing teams. He also serves as director of Med Panel, Inc., headquartered in Cambridge, Massachusetts. Mr. Febbo, who is 67 years old, became a director of the Company in 1993. Mr. Febbo serves on the following committees: Audit (Chairman), Compensation and Nominating/Corporate Governance.

Mitchell I. Quain - Mr. Quain is a senior director of ACI Capital Corp., a private equity firm. Previously, Mr. Quain spent four years with ABN AMRO Incorporated, most recently as Vice Chairman, and 22 years at Schroder & Co., Inc. Mr. Quain serves as a director and board chairman of MagneTek, Inc. and is a director of Hardinge, Inc., as well as a number of private companies. He is also Chairman of the Board of Overseers of the University of Pennsylvania’s School of Engineering and Applied Sciences and serves on the University’s Board of Trustees and the executive committee of Penn Medicine. Mr. Quain, who is 55 years old, became a director of the Company in 1999. Mr. Quain meets the qualifications of a “financial expert” as defined by the Securities and Exchange Commission and has accounting or related management expertise as required by the New York Stock Exchange listing standards. Mr. Quain serves on the following committees: Compensation (Chairman), Audit and Nominating/Corporate Governance.

Directors continuing in office as Class III Directors whose terms expire at the annual meeting in 2009, are listed below.

Erwin H. Billig - Mr. Billig is director and chairman of MSX International. From 1992 to 1999 he served as vice chairman of Masco Tech, Inc., and from 1986 to 1992 Mr. Billig was president and chief operating officer of Masco Tech, Inc. Mr. Billig is also a director of Titan Europe Plc. Mr. Billig, who is 80 years old, is vice chairman of the board of Titan and became a director of the Company in 1992.

Anthony L. Soave - Mr. Soave is president, chief executive officer and founder of Soave Enterprises LLC, a Detroit-based holding company that owns and operates businesses in distribution, environmental and metals recycling, as well as other diversified industries. From 1974 to 1998 he served as president and chief executive officer of Detroit-based City Management Corporation, which he founded. Mr. Soave, who is 67 years old, became a director of the Company in 1994. Mr. Soave serves on the following committees: Audit, Compensation and Nominating/Corporate Governance.

COMPENSATION OF DIRECTORS

The Company can use the combination of cash and stock based incentive compensation to attract and retain qualified directors to serve on the Board. In setting director compensation the Company considers the amount of time and skill level required by the directors in fulfilling their duties to the Company.

Each Company director, with the exception of Mr. Taylor receives an annual payment of $37,500 as a director fee. In lieu of this annual payment of $37,500, under the Titan International, Inc. 2005 Equity Incentive Plan, each non-employee director of the Company may receive a non-discretionary grant of a stock option for 10,000 shares of the Company’s common stock at the conclusion of each annual meeting of stockholders at which such director is elected, re-elected or continuing in office. Such options will vest and become exercisable immediately and expire 10 years from the date of grant. Each eligible director in 2006 elected to receive the annual cash payment of $37,500 as their annual director fee and, therefore, received no stock options.

The Audit Committee Chairman receives an additional $15,000 annual payment while each Chairman of the Compensation Committee and the Nominating/Corporate Governance Committee receives an additional $10,000 annual payment for this position. Each Financial Expert receives a $5,000 annual payment for this role. The Company pays each director, with the exception of Mr. Taylor, a fee of $500 for each Board of Director (“Board”) or committee meeting attended. Titan also reimburses out-of-pocket expenses related to the directors' attendance at such meetings.

The Company pays Mr. Billig, the Vice Chairman of the Board, an annual fee of $100,000 to carry out his responsibilities, which include significant operational matters, as well as corporate development initiatives. The Company does not have any other consulting contracts or arrangements with any of its directors. The Company’s directors are not subject to minimum Titan common stock ownership requirements. However, at December 31, 2006, the directors owned approximately 13% of the Company’s common stock.

Annual Director Fee	Audit Committee Chairman Fee	Other Committee Chairman Fee	Financial Expert Fee	Meeting Fee
$37,500	$15,000	$10,000	$5,000	$500

DIRECTOR COMPENSATION TABLE FOR 2006
Name of Director	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Erwin H. Billig (a)	$151,500	$-	$-	$-	$-	$-	$151,500
Edward J Campbell	71,000	-	-	-	-	-	71,000
Richard M. Cashin Jr.	40,500	-	-	-	-	-	40,500
Albert J. Febbo	71,500	-	-	-	-	-	71,500
Mitchell I. Quain	55,000	-	-	-	-	-	55,000
Anthony L. Soave	44,500	-	-	-	-	-	44,500
Maurice M. Taylor Jr. (b)	-	-	-	-	-	-	-

(a)
The Company pays Mr. Billig, the Vice Chairman of the Board, an annual fee of $100,000 to carry out his responsibilities, which include significant operational matters, as well as corporate development initiatives.

(b)
See Summary Compensation Table for disclosure related to Maurice M. Taylor Jr. who is also the Chief Executive Officer of the Company. Mr. Taylor receives no director or meeting fees for his service on the Board.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The following table summarizes the current membership of each committee and the number of meetings held by each committee during 2006:

Name of Director	Board of Directors	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
Erwin H. Billig	X	-	-	-
Edward J. Campbell	X	X	X	Chair
Richard M. Cashin Jr.	X	-	X	-
Albert J. Febbo	X	Chair	X	X
Mitchell I. Quain	X	X	Chair	X
Anthony L. Soave	X	X	X	X
Maurice M. Taylor Jr.	Chair	-	-	-

2006 Meetings	5	6	2	2

X - denotes committee member  Chair - denotes committee Chairman   - denotes not a member

The Board of Directors, which met five times in 2006, has established the following committees of the Board:  (i) Audit Committee (consisting of Messrs. Campbell, Febbo, Quain and Soave); (ii) Compensation Committee (consisting of Messrs. Campbell, Cashin, Febbo, Quain and Soave); (iii) Nominating/Corporate Governance Committee (consisting of Messrs. Campbell, Febbo, Quain and Soave). The Board of Directors approves nominees for election as directors. All directors attended 75% or more of the aggregate number of meetings of the Board and applicable committees. The Board and Committee meetings are presided over by their Chairman. If the Chairman is unavailable, the directors present appoint a temporary presiding chairman to preside at the meeting.

The Audit Committee, which met six times in 2006, retains the independent registered public accounting firm to perform audit and non-audit services, reviews the scope and results of such services, consults with the internal audit staff, reviews with management and the independent registered public accounting firm any recommendations of the auditors regarding changes and improvements in the Company's accounting procedures and controls and management's response thereto, and reports to the Board. The Audit Committee meets with the independent registered public accounting firm with and without management present. Mr. Campbell and Mr. Quain meet the qualifications of a “financial expert” as defined by the Securities and Exchange Commission and have accounting or related management expertise as required by the New York Stock Exchange listing standards.

The Compensation Committee, which met twice in 2006, provides oversight of all executive compensation and benefits programs. The committee reviews and approves corporate goals and makes recommendations accordingly to the Board of Directors regarding the salaries and all other forms of compensation of the Company's executive officers.

The Nominating/Corporate Governance Committee met two times in 2006, and provides guidance and assistance to the Board of Directors in discharging the duties and responsibilities related to corporate governance principles and practices of the Board and the Company. The committee is responsible for identifying, screening and nominating candidates to serve as directors of the Company.

A Special Committee of the Board of Directors, (consisting of Messrs. Billig, Campbell, and Febbo) was formed to pursue discussions with One Equity Partners LLC (One Equity), a private equity affiliate of JPMorgan Chase & Co., indicating One Equity’s interest in acquiring Titan International, Inc., in a cash merger for $18.00 per share of Titan common stock. The Special Committee met twenty-three times in 2006. On April 12, 2006, Titan and One Equity announced the termination of discussions regarding the proposed merger. On April 17, 2006, the Company’s Board of Directors met and thanked the Special Committee for their efforts expended and agreed that their Special Committee responsibilities were completed.

AUDIT AND OTHER FEES

The Audit Committee of the Board of Directors engaged the independent registered public accounting firm, PricewaterhouseCoopers LLP, as independent accountants to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2006. Fees paid to the independent registered public accounting firm, PricewaterhouseCoopers LLP, included the following:

Audit Fees For the years ended December 31, 2006 and 2005, PricewaterhouseCoopers LLP billed the Company $834,000 and $713,000 respectively, for professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Company’s Form 10-K, including fees related to the audit of internal controls in connection with the Sarbanes-Oxley Act of 2002, reviews of the quarterly financial statements included in the Company’s Form 10-Q reports and statutory audits of foreign subsidiaries.

	2006	2005
Financial statements and internal controls	$800,000	$696,000
Statutory audits of foreign subsidiaries	34,000	17,000
	$834,000	$713,000

Audit Related Fees For the years ended December 31, 2006 and 2005, PricewaterhouseCoopers LLP billed the Company $430,000 and $280,000 respectively.

	2006	2005
Acquisitions, high yield offering, and merger	$366,000	$230,000
Employee benefit plan compliance reviews	64,000	50,000
	$430,000	$280,000

Tax Fees For the years ended December 31, 2006 and 2005, PricewaterhouseCoopers LLP billed the Company $126,000 and $147,000 respectively.

	2006	2005
Tax return preparation and compliance	$80,000	$125,000
Foreign tax compliance and repatriation of earnings	46,000	22,000
	$126,000	$147,000

In addition to the fees detailed above, out-of-pocket and administrative fees paid to PricewaterhouseCoopers LLP totaled $142,000 and $73,000 for the years ended December 31, 2006 and 2005, respectively.

Audit Committee Pre-Approval All services provided by the independent registered public accounting firm, PricewaterhouseCoopers LLP, have been pre-approved by the Audit Committee as required by the Company’s Audit Charter.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
The executive officer compensation information is presented in a completely new format this year. The new format is required by revised executive compensation disclosure rules adopted by the Securities and Exchange Commission in August 2006. The new format includes the following Compensation Discussion and Analysis.

Overview
The Compensation Committee (“the Committee”) is empowered to review and approve the annual compensation package for all of the Company’s executive officers, a total of four individuals. The four executive officers are as follows: (i) Chairman and Chief Executive Officer, (ii) Executive Vice President and Chief Operating Officer, (iii) Vice President of Finance and Treasurer, and (iv) Vice President, Secretary, and General Counsel.

Objective
The objectives of the Company’s compensation program are to attract and retain individuals with the necessary skills, which are vital to the long-term success of the Company. To achieve these objectives the compensation program is designed to be fair and just to both the Company and the individual. Consideration is given to the individuals overall responsibilities, qualifications, experience and job performance. None of these items are weighted more than another.

The Committee sets all compensation with regard to the CEO of the Company. For the other executive officers of Titan, the CEO provides his compensation recommendation for these individuals to the Committee who reviews and makes any changes as the Committee deems appropriate.

Company Performance In appraising the CEO’s performance during 2006, the Committee noted the Company integrated and finalized two major acquisitions regarding off-highway tire assets that related to Goodyear’s North American Farm tire assets and Continental Tire North America’s off-the-road (OTR) assets. The net sales for the Company for 2006 were approximately $679 million, an increase of approximately 45% from the 2005 net sales of $470 million.

Common Stock Performance The Committee recognized the continued improvement in the Company’s common stock performance during the past five years, which increased from a stock price of $4.74 per common share at December 31, 2001 to $20.15 per common share at December 31, 2006. The Company’s stock price has increased approximately 425% over this five-year time period.

Compensation Committee Charter
The Committee has a charter to assist in carrying out their responsibilities. The Committee reviews the charter and the guidelines contained therein on an annual basis and makes any modifications as they deem necessary. The Compensation Committee Charter is available on our website at www.titan-intl.com.

Philosophy
The Committee recognizes other companies may use different types of calculations and matrices to numerically decide what a compensation package should contain. However, the Committee believes any package that uses such formulas and matrices would not be a complete representation of how Titan is performing. Therefore, the Committee will use their extensive business experience and judgment to evaluate and determine the Company’s executive compensation packages.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Using this process the Committee can change or adjust the compensation package rather than using exact and published formulas that would leave no room for modification. If the Committee had used a formula driven compensation package, it may have provided bonuses and stock options in prior years. Using the Committee’s philosophy, no bonuses or stock options were awarded during certain of those years.

The Committee’s philosophy of evaluating the overall Company performance, not just using numeric measurement criteria, allows the Committee greater flexibility in carrying out their duties. The Committee has the ability to adjust compensation packages quickly and believes this flexibility is a necessity given the rapidly changing global environment in which the Company operates. The Committee feels it is in the best interest of the stockholders to retain the current executive officers. The executive compensation packages approved by the Committee using their business judgment are considered fair to the Company and the individuals, thus retaining the executive and their talent for the Company.

Use of Compensation Consultants and Matrices The Committee uses no compensation consultants or any numeric matrix for their evaluation of such compensation. Consideration is given to the individuals overall responsibilities, qualifications, experience and job performance. None of these items are weighted more than another.

Base Salary
Base salary is determined by evaluating the responsibilities of the executive position held, the individuals past experience, current performance and competitive marketplace conditions for executive talent. None of these items are weighted more than another. Salary levels are typically considered on an annual basis and there is no set merit increases in any given year. Therefore, the executive salary may not increase each year. The executive salaries approved by the Committee for 2006 are listed under the “Summary Compensation Table.”

Cash Bonus
In addition to a base salary, each executive officer is eligible for an annual cash bonus. The Committee has no set bonus amount and uses no pre-established plan or formula for determining the amount. The Committee will determine the CEO’s bonus, if any, taking into account the CEO’s total compensation package along with the Company’s performance related to financial and non-financial information. The CEO provides his recommendations regarding the other executive officer’s annual cash bonuses to the Committee, which then reviews and makes any changes they may deem appropriate. The executive discretionary cash bonuses approved by the Committee for 2006 are listed under the “Summary Compensation Table.”

Stock Options
The Committee during 2006 granted no stock options to the executive officers. The Committee determined that cash awards and incentives are currently in the best interest of the Company and our stockholders. However, the Committee, in the future, may grant stock options to attract or retain executive officers for the Company.

Stock Awards
The Company during 2006 granted no stock awards to the executive officers. The Committee determined that cash awards and incentives are currently in the best interest of the Company and our stockholders. The Committee currently does not anticipate utilizing stock awards at this time.

Nonqualified Deferred Compensation
The Company does not have a nonqualified deferred compensation plan. The Committee currently does not anticipate establishing such a plan.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Employment Agreements
The Company has outstanding employment agreements with each of the four executive officers of the Company selected by the Board of Directors. These agreements provide that the individuals will not receive any separation benefits if they voluntarily leave the Company. In the event the Company proceeds with commencement of steps to affect a Change of Control (defined generally as an acquisition of 20% or more of the outstanding voting shares) these agreements allow for the executive to elect the Change of Control provision.

In the event of a termination of the individual’s employment within 60 days after the Change of Control, the executive is entitled to receive for the remaining term of the agreement, which expires in April 2010, their compensation, contractual obligation regarding retirement, continuation of health, and other fringe benefits. Mr. Taylor, Mr. Hackamack and Ms. Holley are each a party to such an agreement. Mr. Rodia’s employment agreement, which expires in November 2008, provides no contractual obligation regarding retirement and no health benefits.

CEO Employment Agreement
With the remarkable increase in the Company’s sales performance, increase in common stock value, and the required assistance needed for future acquisition strategies, the Committee wanted to ensure the continued services of the CEO. After negotiations, a four-year employment agreement for the current CEO was agreed to during April 2006, which expires in April 2010. This employment agreement was filed as Exhibit 10.1 to the Company’s Form 10-Q filed on July 28, 2006.

CEO Employment Agreement Signing Bonus The CEO agreement included a signing bonus of $750,000, of which, one third ($250,000) was earned and due at the agreement date, another one third is earned and payable one year after the agreement date, and the final one third will be earned and payable two years from the agreement date.

CEO Special Performance Cash Award The CEO is entitled to a special performance cash award at the end of the four-year employment agreement (April 2010). If the common stock price has increased above $19.05 per share (the agreement date’s average stock price), the difference above $19.05 per share, if any, shall be multiplied by one million and paid to the CEO as he instructs over the four years following the April 2010 employment agreement expiration.

CEO Contractual Obligations Under the CEO’s employment agreement the Company will provide a contractual obligation to Mr. Taylor upon his expected retirement in April 2010 per the employment agreement. The amount of the contractual obligation, if any, to be paid out will be at such time the CEO elects his contractual rights regarding retirement under his employment agreement. If or when, the contractual obligation were to become applicable, the calculated value at December 31, 2006, would be approximately $3.7 million assuming the CEO retires at the end of his agreement and receives monthly payments for an estimated fifteen year period.

Other Executive Officers Employment Agreements
The Committee also wanted to ensure the continued services of the current executive officers and therefore has employment agreements with; (i) Mr. Rodia, who holds the position of Executive Vice President and Chief Operating Officer, the agreement expires November 2008 and the agreement was filed as Exhibit 10.8 to the Company’s Form 10-K filed on February 24, 2006; (ii) Mr. Hackamack who holds the position of Vice President of Finance and Treasurer, the agreement expires April 2010, and the agreement was filed as Exhibit 10.2 to the Company’s Form 10-Q filed on July 28, 2006; and (iii) Ms. Holley who holds the position of Vice President, Secretary and General Counsel, the agreement expires April 2010, and the agreement was filed as Exhibit 10.3 to the Company’s Form 10-Q filed on July 28, 2006.

Other Executive Officers Employment Agreement Signing Bonuses Certain Vice President agreements included a $50,000 signing bonus that was earned and due at the agreement date.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Other Executive Officers Contractual Obligations The employment agreement of Mr. Rodia, the Executive Vice President and Chief Operating Officer, does not provide for any contractual obligations regarding retirement. Under the other executive officers employment agreements the Company will provide for contractual obligations to Mr. Hackamack and Ms. Holley that are due upon retirement. The amount of the contractual obligation, if any, to be paid out will be at such time that Mr. Hackamack and Ms. Holley elect their contractual rights regarding retirement under their employment agreement. If, or when, the contractual obligation were to become applicable, the calculated value at December 31, 2006, assuming they retire at their respective retirement dates and each receive monthly payments for an estimated fifteen year period, the contractual obligation for Mr. Hackamack would be approximately $0.8 million and for Ms. Holley would be approximately $1.2 million.

Potential Payments on Change of Control
The following amounts reflect the amount of compensation to each of the named executive officers of the Company in the event of a change of control as of December 31, 2006. The final amounts to be paid out can only be determined at the time of such a change of control and the individual elects their contractual rights under their respective employment agreements. The Company’s executive officers would receive cash compensation and contractual obligations per the respective agreements for the (i) Chairman and Chief Executive Officer (Mr. Taylor); (ii) Executive Vice President and Chief Operating Officer (Mr. Rodia); (iii) Vice President of Finance and Treasurer (Mr. Hackamack); and (iv) Vice President, Secretary and General Counsel (Ms. Holley).

The following table summarizes the potential payments in the event of a change in control as of December 31, 2006:

Description	Maurice M. Taylor Jr.	Ernest J. Rodia	Kent W. Hackamack	Cheri T. Holley
Cash compensation	$3,686,538	$598,076	$767,308	$767,308
Contractual obligations due in retirement	3,758,031	-	811,356	1,199,406
Total	$7,444,569	$598,076	$1,578,664	$1,966,714

Retirement or Voluntary Termination of Employment
If an executive officer retires or voluntarily terminates their employment with the Company without a change of control, they would receive compensation payments for any unused vacation. The CEO and certain Vice Presidents would be entitled to their respective contractual payments upon reaching their respective retirement age, if that event becomes applicable.

The following table summarizes the payments due on retirement or termination of employment:

Description	Maurice M. Taylor Jr.	Ernest J. Rodia	Kent W. Hackamack	Cheri T. Holley
Cash compensation	$86,538	$23,076	$17,308	$17,308
Contractual obligations due in retirement	3,758,031	-	811,356	1,199,406
Total	$3,844,569	$23,076	$828,664	$1,216,714

Conclusion
The Committee has reviewed the executive officer compensation packages of the: (i) Chairman and Chief Executive Officer, (ii) Executive Vice President and Chief Operating Officer, (iii) Vice President of Finance and Treasurer, and (iv) Vice President, Secretary, and General Counsel. Based on this review, the Committee finds these compensation packages, in the aggregate, to be fair and reasonable to the Company.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables will summarize the compensation for all of the Company’s executive officers, a total of four individuals, as follows: (i) Chairman and Chief Executive Officer (Mr. Taylor), (ii) Executive Vice President and Chief Operating Officer (Mr. Rodia), (iii) Vice President of Finance and Treasurer (Mr. Hackamack), and (iv) Vice President, Secretary and General Counsel (Ms. Holley).

SUMMARY COMPENSATION TABLE

The following table summarizes the 2006 compensation for all four of the Company’s named executive officers:

Name and Principal Position as of December 31, 2006	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation Earnings	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other (a) Compensation	Total
Maurice M. Taylor Jr.	2006	$666,667	$1,100,000	$-	$-	$-	$-	$47,019	$1,813,686
Chief Executive Officer
and Chairman (b) (c)
Ernest J. Rodia	2006	$300,000	$75,000	$-	$-	$-	$-	$-	$375,000
Executive Vice President and
Chief Operating Officer
Kent W. Hackamack	2006	$220,000	$150,000	$-	$-	$-	$-	$16,476	$386,476
Vice President of Finance
and Treasurer
Cheri T. Holley	2006	$220,000	$150,000	$-	$-	$-	$-	$16,476	$386,476
Vice President, Secretary
and General Counsel (c)

(a)
All other compensation represents unused vacation payouts and 401(k) matching contributions as follows: Mr. Taylor, $43,269 in unused vacation and $3,750 in 401(k) match; Mr. Hackamack, $12,981 in unused vacation and $3,495 in 401(k) match; and Ms. Holley, $12,981 in unused vacation and $3,495 in 401(k) match.

(b)	Effective April 2006, Mr. Taylor has a $750,000 annual base salary.

(c)	The Chief Executive Officer and Secretary are brother and sister.

GRANTS OF PLAN-BASED AWARDS

The following table illustrates the Company had no 2006 grants of plan-based awards for any of the four named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Number of Shares of Stock or Units	Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Maurice M. Taylor Jr.	-	-	-	-	-	-	-	-	-	-	-
Ernest J. Rodia	-	-	-	-	-	-	-	-	-	-	-
Kent W. Hackamack	-	-	-	-	-	-	-	-	-	-	-
Cheri T. Holley	-	-	-	-	-	-	-	-	-	-	-

OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table summarizes the outstanding equity awards at year-end December 31, 2006, for all four of the Company’s named executive officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested
Maurice M. Taylor Jr.	# 47,060	-	-	$12.75	1/31/2007	-	-	-	-
	# 44,450	-	-	$18.00	1/30/2008	-	-	-	-
	# 100,000	-	-	$8.00	1/29/2009	-	-	-	-
	# 75,815	-	-	$13.35	6/24/2015	-	-	-	-
	# 75,815	-	-	$17.18	12/16/2015	-	-	-	-
Ernest J. Rodia	-	-	-	-	-	-	-	-	-
Kent W. Hackamack	# 4,910	-	-	$12.75	1/31/2007	-	-	-	-
	# 3,820	-	-	$18.00	1/30/2008	-	-	-	-
	# 9,380	-	-	$8.00	1/29/2009	-	-	-	-
	# 35,000	-	-	$13.35	6/24/2015	-	-	-	-
	# 35,000	-	-	$17.18	12/16/2015	-	-	-	-
Cheri T. Holley	-	-	-	-	-	-	-	-	-

OPTION EXERCISES AND STOCK VESTED

The following table summarizes the option exercises during 2006 for all four of the Company’s named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Maurice M. Taylor Jr.	# 37,500	$56,438	-	-
Ernest J. Rodia	-	-	-	-
Kent W. Hackamack	-	-	-	-
Cheri T. Holley	# 88,110	$493,415	-	-

PENSION BENEFITS

The table illustrates the Company had no pension plan for any of the four named executive officers. However, the CEO and certain Vice Presidents have contractual agreements that have certain payments due in retirement per their respective employment agreements, if that event were to become applicable (see Compensation and Discussion Analysis).

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Maurice M. Taylor Jr.	n/a	-	$-	$-
Ernest J. Rodia	n/a	-	-	-
Kent W. Hackamack	n/a	-	-	-
Cheri T. Holley	n/a	-	-	-

NONQUALIFIED DEFERRED COMPENSATION

The following table illustrates the Company had no nonqualified deferred compensation for any of the four named executive officers:

Name	Executive Contributions in Last FY	Registrants Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance in Last FYE
Maurice M. Taylor Jr.	$-	$-	$-	$-	$-
Ernest J. Rodia	-	-	-	-	-
Kent W. Hackamack	-	-	-	-	-
Cheri T. Holley	-	-	-	-	-

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Committee”) is composed of four independent non-employee directors. The Board of Directors (“Board”) has determined that the members of the Committee satisfy the requirements of the New York Stock Exchange (“NYSE”) with respect to independence, experience and financial literacy. Mr. Campbell and Mr. Quain meet the requirements of the NYSE as Financial Experts of the Committee. The Committee operates under a written charter adopted May 18, 2000, and amended January 20, 2004. This charter is available on the Company’s website: www.titan-intl.com.

The Committee has met quarterly with management, internal audit and the independent registered public accounting firm, individually and together, to review and approve the financial press releases, Form 10-Q and Form 10-K reports prior to their filing and release of earnings for 2006. The Committee has met in executive sessions and makes reports to the Board. The Committee has been active in the Sarbanes-Oxley 404 process and met as often as necessary to ensure that the process is on-going and the Company meets the year end December 31, 2006, requirements. Mr. Campbell has attended the Company’s Sarbanes-Oxley 404 training and is a participant in the Company’s risk assessment meetings. The Audit Committee met a total of six times in 2006.

The Committee has completed an annual evaluation and in their opinion has met the requirements of their charter, the New York Stock Exchange and the Securities and Exchange Commission. The Committee has reviewed the Audit Committee Charter and has found it complies with the requirements of the New York Stock Exchange. The Audit Committee recommended that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The Committee has selected PricewaterhouseCoopers LLP (“PWC”) to serve as the independent registered public accounting firm for the Company for 2007 with stockholders approval. The Committee has discussed the issue of independence with PWC and is satisfied that they have met the independence requirement including receipt of the written disclosures and the letter from PWC as required by ISB No. 1 (Independence Standards Board Standard No.1, Independence Discussions with Audit Committees). The Committee has discussed with PWC the matters required by SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

The Committee meets independently with PWC to discuss the accounting principles applied by management and to discuss the quality of the Company’s internal audit function. PWC reported to the Committee that there were no unresolved matters with management to report. The Committee has established procedures for the receipt, retention and treatment of complaints relating to the Company. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in those fields, but make every effort to test the veracity of facts and accounting principles applied by management.

Members of the Audit Committee:

Albert J. Febbo, Chairman
Edward J. Campbell
Mitchell I. Quain
Anthony L. Soave

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors (the “Committee”) is composed of five independent non-employee directors. The Board of Directors (“Board”) has determined that the members of the Committee are independent. The Committee provides oversight of all executive compensation and benefit programs. The Committee operates under a written charter adopted January 20, 2004, which is posted on the Company’s website: www.titan-intl.com.

The philosophy of the Committee as it relates to executive compensation is that the Chief Executive Officer (“CEO”) and other executive officers should be compensated at competitive levels sufficient to attract, motivate and retain talented executives who are capable of leading the Company in achieving its business objectives in an industry facing increasing competition and change.

Annual compensation for the Company’s executive officers consists of base salary and bonus compensation. Salary levels of the Company executives are reviewed and are normally adjusted annually, and any bonuses are normally awarded annually. In determining appropriate salaries, the Committee considers: (i) the CEO’s recommendations as to compensation for all other executive officers; (ii) the scope of responsibility, experience, time and position and individual performance of each executive officer, including the CEO; and (iii) compensation levels of other companies in the industry. The Committee’s analysis is a subjective process, which utilizes no specific weights or formulas of the aforementioned factors in determining executives’ base salaries.

The Committee considers bonus compensation to be the primary motivational method for encouraging and rewarding outstanding individual performance, especially for the Company’s executive officers, and overall performance of the Company. Bonuses are based primarily upon: (i) performance of the Company; (ii) performance of the individual; and (iii) recommendation of the CEO. The purpose of awarding bonuses is to provide a special incentive to maximize individual performance and the overall performance of the Company. There are employment contracts for the executive officers, which are also considered.

In determining the total compensation package for the CEO for 2006, the Committee considered all of the factors discussed above. Additionally, the Committee considered the Company’s performance, the success of the Company’s facilities in surpassing their objectives, the extent and timing of the additions to the Company during the year, the quality and efficiency of the Company’s staff, and certain other factors relating to the Company’s performance.

The Committee discussed director compensation and made suggestions to the Board. The Committee has completed an annual evaluation and in their opinion has met the requirements of their charter. The Committee has reviewed the Compensation Committee Charter and has found it complies with requirements of the New York Stock Exchange. The Committee makes a report to the Board when appropriate. The Committee met twice during 2006.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

Mitchell I. Quain, Chairman
Edward J. Campbell
Richard M. Cashin Jr.
Albert J. Febbo
Anthony L. Soave

REPORT OF THE NOMINATING/CORPORATE GOVERNANCE COMMITTEE

The Nominating/Corporate Governance Committee of the Board of Directors (the “Committee”) is composed of four independent non-employee directors and provides guidance to the Board of Directors (“Board”) regarding corporate governance guidelines. In addition, the Committee develops criteria, identifies, screens and nominates candidates for election to the Board giving attention to the composition of the Board and its committees. The Committee operates under a written charter adopted January 20, 2004, and this charter is available on the Company’s website: www.titan-intl.com.

The Committee recommended to the Board that Maurice M. Taylor Jr. and Edward J. Campbell stand for re-election as Class I directors based on approved criteria. In addition, the Committee recommended to the Board that J. Michael A. Akers stand for election as a Class I director with the approval and adoption of the Company’s bylaw amendment to increase the number of board of director positions.

The Committee has accomplished the following per their charter: (i) oversight of the development and recommendation of a set of corporate governance guidelines; (ii) oversight of the evaluation of the Board and management; (iii) evaluation of the Committee and its success in meeting the requirements of the Charter; (iv) review and assurance of the adequacy of the Nominating/Corporate Governance Committee Charter; and (v) presentation of reports to the Board when appropriate. Mr. Campbell has attended the Company’s Sarbanes-Oxley 404 training and is a participant in the Company’s risk assessment meetings. The Committee met two times in 2006.

The Committee has given particular attention to corporate governance compliance issues established by the Securities and Exchange Commission and the New York Stock Exchange. The Company has posted its corporate governance guidelines on the Company’s website.

Members of the Nominating/Corporate Governance Committee:

Edward J. Campbell, Chairman
Albert J. Febbo
Mitchell I. Quain
Anthony L. Soave

CORPORATE GOVERNANCE

Independence
The Board of Directors (“Board”) has determined that five of the Company’s seven directors are independent under the rules of the New York Stock Exchange. The independent directors are: Edward J. Campbell, Richard M. Cashin Jr., Albert J. Febbo, Mitchell I. Quain and Anthony L. Soave. The two directors who are not independent are Erwin H. Billig, Vice Chairman of the Board, and Maurice M. Taylor Jr., Chief Executive Officer and Chairman of the Board. Each of the directors serving on the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee are independent under the standards of the New York Stock Exchange.

Meetings of Non-Employee Directors
When the non-employee directors of the Board or respective committees meet in executive session without management, and their chairman is unavailable for the executive session, a temporary chair is selected from among the directors present to preside at the executive session.

Charters
The Company has adopted Charters for its Audit, Compensation and Nominating/Corporate Governance Committees. These Charters are published on the Company’s website: www.titan-intl.com. The Company will provide without charge a copy of the Charters to any stockholder upon written request to the Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301.

Corporate Governance and Business Conduct Policies
The Company’s Corporate Governance Policy and Business Conduct Policy are published on the Company’s website: www.titan-intl.com. The Company will provide, without charge, a copy of the Policies to any stockholder upon written request to the Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301.

Communication with the Board of Directors
Correspondence for any member of Titan’s Board of Directors must be sent in writing to his attention: c/o Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301. Any written communication will be forwarded to the Board for its consideration.

Director Nomination Process
The Nominating/Corporate Governance Committee and other members of the Board identify candidates for consideration by the Nominating/Corporate Governance Committee. An executive search firm may also be utilized to identify qualified candidates for consideration. The Nominating/Corporate Governance Committee evaluates candidates based on the qualifications for director described in its charter. These qualifications include, among other things, integrity, business experience, stature in their field of endeavor, diversity of perspective, ability to reach thoughtful, independent and logical judgments on difficult and complex issues, and whether the candidate meets the independence standards of the Securities and Exchange Commission and the New York Stock Exchange. The Nominating/Corporate Governance Committee then presents qualified candidates to the full Board of Directors for consideration and selection.

The Nominating/Corporate Governance Committee will consider nominees for election to the Board that are recommended by stockholders, applying the same criteria for candidates as discussed above, provided that a description of the nominees’ qualifications for the directorship, experience and background, a written consent by a nominee to act as such, and other information specified in the Bylaws, accompany the stockholder’s recommendation. Any stockholder nominations for election as directors at the 2008 Annual Meeting must be delivered to Titan at the address set forth below, not later than December 3, 2007. All nominations must be sent to the Nominating/Corporate Governance Committee, c/o Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301.

Director Attendance at Annual Meetings
The Company does not require its directors to attend the Annual Meeting of Stockholders. However, the directors make every attempt to attend this meeting.

PERFORMANCE COMPARISON GRAPH

The following performance graph compares cumulative total return for the Company’s common stockholders over the past five years against the cumulative total return of the Standard & Poor’s 500 Stock Index, and against the Standard & Poor’s 600 Construction and Farm Machinery and Heavy Trucks Index. The graph depicts the value on December 31, 2006, of a $100 investment made on December 31, 2001, in Company common stock and each of the other two indices, with all dividends reinvested. The Company’s common stock is currently traded on the New York Stock Exchange under the symbol of TWI.

Fiscal Year Ended December 31,
	2001	2002	2003	2004	2005	2006
Titan International, Inc.	$100.00	$28.49	$65.97	$326.28	$373.25	$436.47
S&P 500 Index	100.00	77.90	100.25	111.15	116.61	135.03
S&P 600 Const. & Farm Machinery Index	100.00	106.30	179.20	240.18	305.31	411.72

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company's common stock as of December 31, 2006, by (i) each person who is known by the Company to own beneficially more than 5% of the Company's common stock, (ii) each director and nominee for director, (iii) each of the named executive officers, and (iv) all directors and executive officers as a group.
	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number (a)		Percent
Jana Partners LLC 536 Pacific Avenue San Francisco, CA 94133	4,498,800	(b)	22.6%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	1,246,000	(c)	6.3%
Cheyne Capital Management (UK) LLP Stornoway House, 13 Cleveland Row, London, England SW1A 3DH	1,075,000	(c)	5.4%
Barclays Bank PLC 54 Lombard Street London, England EC3P 3AH	1,037,037	(c)	5.2%
Luxor Capital Group, LP 599 Lexington Avenue, 35th Floor New York, NY 10022	1,006,404	(c)	5.1%

Named Executive Officers & Directors
Maurice M. Taylor Jr.	1,287,306	(d)	6.4%
Anthony L. Soave	718,500		3.6%
Richard M. Cashin Jr.	383,429		1.9%
Mitchell I. Quain	206,800		1.0%
Kent W. Hackamack	90,530		*
Edward J. Campbell	77,250		*
Erwin H. Billig	63,000		*
Albert J. Febbo	46,000		*
Ernest J. Rodia	250		*
Cheri T. Holley	0		*
All named executive officers & directors as a group (ten persons)	2,873,065		13.9%
___________________________ * Less than one percent.
(a)
Except for voting powers held jointly with a person's spouse, represents sole voting and investment power unless otherwise indicated. Includes unissued shares subject to options exercisable within 60 days after December 31, 2006, as follows: Mr. Taylor, 343,140 shares; Mr. Hackamack, 88,110 shares; Mr. Campbell, 64,000 shares; Mr. Soave, 64,000 shares; Mr. Cashin, 46,000 shares; Mr. Quain, 46,000 shares; Mr. Billig, 45,000 shares; Mr. Febbo, 37,000 shares; all named executive officers and directors as a group, 733,250 shares.

(b)	Based on information contained in a Schedule 13D filed with the Securities and Exchange Commission.

(c)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission.

(d)
Includes 780,150 shares held jointly by Mr. Taylor and his wife as to which they share voting and dispositive power. Also includes 164,016 shares held by Mr. Taylor as to which he has sole voting and dispositive power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the directors and executive officers of the Company and the persons who own more than 10% of the Company's common stock are required to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and to the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to disclose in this proxy statement any late filings during 2006. To the Company's knowledge, based solely on its review of the copies of such reports required to be furnished to the Company during 2006, all of these reports were believed to be timely filed.

RELATED PARTY TRANSACTIONS

The Company sells products and pays commissions to companies controlled by persons related to the Chief Executive Officer of the Company. During 2006, 2005 and 2004, sales of Titan product to these companies were approximately $6.4 million, $6.5 million and $4.6 million, respectively. On other sales referred to Titan from these manufacturing representative companies, commissions were approximately $2.0 million, $1.6 million and $1.5 million during 2006, 2005 and 2004, respectively. These sales and commissions were made in the ordinary course of business and were made on terms no less favorable to Titan than comparable sales and commissions to unaffiliated third parties. At December 31, 2006 and 2005, Titan had trade receivables of approximately $0.6 million and $0.9 million due from these companies, respectively.

STOCKHOLDER PROPOSALS

Any proposal to be presented at the 2008 Annual Meeting of Stockholders must be received at the principal executive offices of the Company no later than December 3, 2007, in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such Annual Meeting of Stockholders. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission relating to stockholder proposals, and it is suggested that proponents of any proposals submit such proposals to the Company sufficiently in advance of the deadline by Certified Mail-Return Receipt Requested.

If a stockholder intends to present a proposal at the Company’s 2008 Annual Meeting of Stockholders without the inclusion of such proposal in the Company’s proxy material and written notice of such proposal is not received by the Company on or before February 14, 2008, proxies solicited by the Board of Directors for the 2008 Annual Meeting of Stockholders will confer discretionary authority to vote on such proposal if presented at the meeting. Stockholders’ proposals should be sent to: Cheri T. Holley, Secretary of Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING INFORMATION

Pursuant to the rules of the Securities and Exchange Commission, services that deliver the Company’s communications to stockholders that hold their stock through a bank, broker or other holder of record, may deliver a single copy of the Company’s Annual Report to Stockholders including Form 10-K and Proxy Statement to multiple stockholders sharing the same address. Upon written request, Titan will promptly deliver a separate copy of the Annual Report including Form 10-K and/or Proxy Statement to any stockholder at a shared address. Stockholders may notify Titan of their requests by writing to Titan International, Inc., attention Investor Relations, 2701 Spruce Street, Quincy, IL 62301.

COST OF PROXY SOLICITATION

The costs of solicitation of proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile transmission or telegraph, by directors, officers or regular employees of the Company, without additional compensation. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of the Company’s Common Stock held of record by such persons, and will be reimbursed by the Company for reasonable expenses incurred therewith.

By Order of the Board of Directors,

/s/ CHERI T. HOLLEY
Quincy, Illinois	Cheri T. Holley
March 30, 2007	Secretary

Appendix A

PROPOSED AMENDMENT TO BYLAWS
OF TITAN INTERNATIONAL, INC.
DIRECTORS

PRESENT PROVISION:

Section 3.2 - Number, Tenure and Qualifications. The number of directors which shall constitute the whole board shall be such number as the Board of Directors may determine from time to time but shall not be less than three (3) nor more than seven (7). Directors need not be residents of Illinois or shareholders of the corporation. The term of office of each director shall be three (3) years, and as nearly as practicable, taking into account the increases or decreases in the number of directors constituting the Board of Directors, one-third of the Board of Directors shall be elected each year at the annual meeting. In order to implement the foregoing, the nominees for election at the 1994 Annual Meeting shall be divided into three (3) classes (Class 1, Class 2 and Class 3) whose term shall expire on the date of the 1995, 1996 and 1997 Annual Meetings, respectively. In the event of a change in the number of directors, the resolution effecting such change shall specify the years in which the terms of the directorships thereby created shall first expire.

PROPOSED PROVISION (changes marked):

Section 3.2 - Number, Tenure and Qualifications. The number of directors which shall constitute the whole board shall be such number as the Board of Directors may determine from time to time but shall not be less than ~~three~~five (~~3~~5) nor more than ~~seven~~nine (~~7~~9). Directors need not be residents of Illinois or shareholders of the corporation. The term of office of each director shall be three (3) years, and as nearly as practicable, taking into account the increases or decreases in the number of directors constituting the Board of Directors, one-third of the Board of Directors shall be elected each year at the annual meeting. The three classes of directors are designated as Class I, Class II and Class III. ~~In order to implement the foregoing, the nominees for election at the 1994 Annual meeting shall be divided into three (3) classes (Class 1, Class 2 and Class 3) whose term shall expire on the date of the 1995, 1996 and 1997 Annual Meetings, respectively.~~ In the event of a change in the number of directors, the resolution effecting such change shall specify the years in which the terms of the directorships thereby created shall first expire.

Note:    Deleted Provisions are marked through: ~~xxxx~~
      Added Provisions are underscored: xxxx

PROPOSED PROVISION (changes unmarked):

Section 3.2 - Number, Tenure and Qualifications. The number of directors which shall constitute the whole board shall be such number as the Board of Directors may determine from time to time but shall not be less than five (5) nor more than nine (9). Directors need not be residents of Illinois or shareholders of the corporation. The term of office of each director shall be three (3) years, and as nearly as practicable, taking into account the increases or decreases in the number of directors constituting the Board of Directors, one-third of the Board of Directors shall be elected each year at the annual meeting. The three classes of directors are designated as Class I, Class II and Class III. In the event of a change in the number of directors, the resolution effecting such change shall specify the years in which the terms of the directorships thereby created shall first expire.

A-1

Titan International, Inc.
2701 Spruce Street • Quincy, IL 62301
www.titan-intl.com

This proxy will be voted as directed or, if no direction is indicated, will be voted FOR Proposals 1, 2, 3 and 4.						Please Mark Here for Address Change or Comments	☐

						SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.

1.	Election of Directors Nominees: 01 Edward J. Campbell 02 Maurice M. Taylor Jr.	FOR ☐	WITHHOLD ☐	2.	Amend the Bylaws to increase the Number of Board of Director Positions — Amends the Company’s Bylaws to increase the number of board of director positions of the Company to nine director positions from the seven director positions allowed under the current Bylaws.	FOR ☐	WITHHOLD ☐

				3.	Election of Mr. Akers as a Director Contingent upon Amendment to Bylaws — An additional Class I Director nominee standing for election to serve until the 2010 Annual Meeting.	FOR ☐	WITHHOLD ☐
					J. Michael A. Akers

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)				4.	Ratification of Independent Registered Public Accounting Firm — To ratify the selection of independent registered public accounting firm, PricewaterhouseCoopers LLP, to audit the consolidated financial statements of the Company and its subsidiaries for 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Note: Please note that if you are attending the Annual Meeting, proof of Titan common stock ownership as of the record date must be presented, in addition to valid photo identification.

Signature	Signature	Date	, 2007
(This proxy must be signed exactly as the name appears hereon. If acting as attorney, executor, or trustee, or in corporate or representative capacity, please sign name and title.)

Ù FOLD AND DETACH HERE Ù
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET http://www.proxyvoting.com/twi Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

PROXY	PROXY
TITAN INTERNATIONAL, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING
THURSDAY, MAY 17, 2007, 11:00 A.M. EASTERN TIME
AT THE RITZ-CARLTON, DEARBORN
300 TOWN CENTER DRIVE
DEARBORN, MICHIGAN 48126

The undersigned hereby constitutes and appoints Maurice M. Taylor Jr., Cheri T. Holley, and each of them, attorneys with full power of substitution, with the powers the undersigned would possess if personally present, to vote all shares of Common Stock of the undersigned in TITAN INTERNATIONAL, INC., at the Annual Meeting of Stockholders to be held on Thursday, May 17, 2007, and at any adjournments thereof and on all matters properly coming before the meeting.

This proxy will be voted as directed or, if no direction is indicated, will be voted FOR Proposals 1, 2, 3 and 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY IN THE ENVELOPE PROVIDED.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

YOUR VOTE IS IMPORTANT.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY IN THE ENVELOPE PROVIDED.